UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2006

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 18, 2006, the Board of Directors of Immucor, Inc. (the “Company”) approved the acceleration of vesting of certain outstanding stock options previously awarded to certain employees (none of whom are directors or executive officers) under the Company’s equity compensation plans.

As a result of this action, options to purchase approximately 207,000 shares of the Company’s common stock, which otherwise would have vested from time to time over the next four years, became immediately exercisable.  The accelerated options have exercise prices ranging from $30.05 to $35.30 per share, which is greater than $26.83, which was the closing price of the Company’s common stock on the Nasdaq National Market on January 17, 2006, the day before the Board of Directors’ approved the acceleration

Under the recently issued Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), the Company will be required to treat unvested stock options as an expense beginning June 1, 2006. The primary reasons for accelerating the vesting of these options were (i) to reduce the cumulative non-cash compensation expense that the Company would have otherwise been required to recognize in future periods as a result of the adoption of SFAS 123R, and (ii) to enhance the perceived value of the accelerated options, all of which were out-of-the-money at the time of the acceleration, to the employees who hold such options.  The Company does not expect the acceleration to have a negative impact on employee retention efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date: January 23, 2006	By:	/s/ Patrick D. Waddy
Patrick D. Waddy
Chief Financial Officer and Secretary